Filed Pursuant To Rule 424(b)(3) and Rule 424(b)(8)
Registration No. 333-168324
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of Securities to	Amount to be	Offering Price	Aggregate	Registration
be Registered	Registered	per Unit	Offering Price	Fee (1)
7.875% Senior Notes due 2018	$250,000,000	100.00%	$250,000,000	$17,825

(1)	The filing fee of $17,825 is based on the applicable filing fee under Section 6(b) of the Securities Act of 1933 in effect as of August 5, 2010 and calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To prospectus dated July 27, 2010)

       This prospectus supplement is being filed solely to pay the registration fee under Rule 456 of The Securities Act of 1933 in connection with Ferro Corporation’s issuance and sale of $250,000,000 aggregate principal amount of 7.875% Senior Notes due 2018 pursuant to the prospectus supplement dated August 5, 2010.